Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

Alliance One International Reports Fiscal Year 2015 Results

Morrisville, NC - August 5, 2014 - Alliance One International, Inc. (NYSE: AOI) today announced operating results for its fiscal year ended June 30, 2014.

Highlights

•	Gross profit increased 23.2% to $35.1 million this year and gross profit as a percentage of sales improved to 14.1% from 7.4% last year driven by improved operating performance.

•	Selling, general and administrative expenses decreased 11.7% to $31.3 million due to lower incentive compensation, professional fees and amortization related to internally developed software.

•	Total debt less cash decreased $108.9 million to $1,244.8 million, when compared to the prior year, driven by a reduction in inventory of 10.6% to $1,014.4 million.

President and Chief Executive Officer’s Comments

Pieter Sikkel, President and Chief Executive Officer said, “Challenging weather conditions in some regions and global markets that have entered oversupply have delayed purchasing green tobacco. Market prices paid for green tobacco from suppliers have been generally lower than last year. This is consistent with conditions highlighted at fiscal year-end 2014. The slow start reduced first quarter sales versus last fiscal year and is expected to have the same impact through the second quarter, but should normalize and result in similar full year revenue. As a result, for the quarter, kilos sold reduced 37.5% to 47.7 million and revenues declined 35.1% to $249.0 million versus last year, which are in line with internal expectations.

“As anticipated, gross profit increased 23.2% to $35.1 million and gross profit as a percentage of sales improved to 14.1% this year from 7.4% last year, primarily driven by improved operating performance. We expect improvement in gross profit and other profitability measurements to continue throughout the year. Gross profit this year included $2.1 million of foreign currency hedging gains mainly due to Brazilian Real appreciation compared to expense of $3.3 million last year. Additionally, last year’s gross profit included approximately $11.0 million of expense for unrecovered farmer advances, certain appreciating foreign currencies and Brazilian tobacco costs that increased through the buying season. These impacts were not fully absorbed by customers.

“Working capital and cash cycle improvements are important again this year. These combined with enhanced factory efficiencies, should further improve our operating results. Inventories are well positioned at $1,014.4 million, 10.6% below last year’s quarter-end with uncommitted inventories within our stated range of $50.0 million to $150.0 million. Our inventory position has benefited from the deconsolidation of a Brazilian subsidiary following completion of the joint venture with China Tobacco in March 2014. Additionally, we are working to further reduce year-end inventory levels versus last year, built on a disciplined buying approach that should reduce net debt levels.

Mr. Sikkel concluded, “Our global plan includes continued emphasis on sustainability with further roll out of our integrated production system, which is important to our customers. Our integrated production system enhances our dedicated global supplier base, improves product quality, increases farm family income, supports local communities where we operate and reduces the impact our business has on the environment. Success in these areas, combined with attention to our customers’ evolving longer term requirements in a cost effective manner, are anticipated to improve our results and enhance long-term shareholder value.”

Performance Summary for the First Fiscal Quarter Ended June 30, 2014

Sales and other operating revenues decreased 35.1% to $249.0 million, primarily due to a 37.5% decrease in volumes sold. Reduced volumes were mainly driven by the delay in purchasing and processing the current Brazilian crop, due to challenging weather, the impact of global tobacco oversupply, and opportunistic sales and shipments in the prior year that had been delayed from fiscal year 2013. Despite these impacts, average sales prices remained consistent due to product and customer mix in Asia and Europe.

Gross profit increased 23.2% to $35.1 million this year and gross profit as a percentage of sales improved to 14.1% from 7.4% last year mainly due to improved operating performance. The prior year included charges for unrecovered tobacco suppliers advances in Zambia and currency movement impacts on foreign currency hedges and exchange gain and loss were positive this year.

Selling, general and administrative expenses improved 11.7% to $31.3 million driven by lower incentive compensation, reduced professional fees mainly related to our FCPA compliance monitorship that was completed last year and amortization related to internally developed software.

Restructuring and asset impairment charges were $2.2 million last year mainly as a result of our processing joint venture in Turkey that was finalized in fiscal year 2014.

Interest costs decreased 6.7% from the prior year to $26.9 million related primarily to lower average borrowings partially offset by higher average rates.

Our effective tax rate was 13.9% this year compared to (2.5)% last year. The variance in the effective tax rate between this year and last year is mainly related to net exchange losses on income tax accounts, lower foreign income tax rates and certain losses for which no tax benefit has been recorded. Cash taxes increased $0.7 million to $2.6 million.

For the first quarter ended June 30, 2014, the Company reported a net loss of $18.6 million, or $(0.21) per basic share, compared to a net loss last year of $36.9 million, or $(0.42) per basic share.

Liquidity and Capital Resources

As of June 30, 2014, available credit lines and cash were $656.2 million comprised of $126.2 million in cash and $530.0 million of credit lines including $8.5 million exclusively for letters of credit, all consistent with internal expectations.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities or outstanding public notes, as they may permit.

Fiscal Year 2015, First Quarter Financial Results Investor Call

A conference call is scheduled to report financial results for the first fiscal quarter ended June 30, 2014, on August 6, 2014 at 5:00 P.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:00 P.M. ET, August 6th through 8:00 P.M. August 11th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 9265680. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended June 30,
(in thousands, except per share data)	2014	2013

Sales and other operating revenues	$249,017	$383,887
Cost of goods and services sold	213,913	355,393
Gross profit	35,104	28,494
Selling, general and administrative expenses	31,325	35,491
Other income	800	1,244
Restructuring and asset impairment charges	-	2,196
Operating income (loss)	4,579	(7,949)
Debt retirement expense	-	17
Interest expense (includes debt amortization of $1,552 and $2,511 for the three months in 2014 and 2013, respectively)	26,922	28,843
Interest income	1,351	1,986
Loss before income taxes and other items	(20,992)	(34,823)
Income tax expense (benefit)	(2,914)	868
Equity in net loss of investee companies	(485)	(1,042)
Net loss	(18,563)	(36,733)
Less: Net income attributable to noncontrolling interests	55	129
Net loss attributable to Alliance One International, Inc.	$(18,618)	$(36,862)

Loss per share:
Basic	$(0.21)	$(0.42)
Diluted	$(0.21)	(0.42)

Weighted average number of shares outstanding:
Basic	87,991	87,473
Diluted	87,991	87,473